EXHIBIT 5.1

Phone: Fax:	215-569-5500 215-569-5555
August 6, 2009
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, New Jersey 08009
Re:	A.C. Moore Arts & Crafts, Inc.

Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3, as amended, with registration number 333-160086 (the “Registration Statement”), filed by the Company relating to the offer and sale of up to 4,127,368 shares of the Company’s common stock, no par value per share (the “Shares”), by Glenhill— Special Opportunities Master Fund LLC (the “Selling Security Holder”). The Shares comprise 4,000,000 shares (the “Issued Shares”) which were issued to the Selling Security Holder on May 27, 2009 and 127,368 shares (the “Issuable Shares”) which may become issuable to the Selling Security Holder in the future pursuant to the terms of the Registration Rights Agreement dated May 27, 2009 between the Company and the Selling Security Holder (the “Registration Rights Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
     Although as special counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.
     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement (including all exhibits thereto); (ii) the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws; (iii) resolutions adopted by the Company’s Board of Directors; and (iv) a certification from an officer of the Company. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.
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August 6, 2009

     This opinion is limited to the laws of the Commonwealth of Pennsylvania.
     Based upon and subject to the foregoing and the qualifications and limitations set forth herein, we are of the opinion that the Shares offered and sold by the Selling Security Holder have been duly authorized, that the Issued Shares have been validly issued, fully paid and non-assessable and, that the Issuable Shares when issued by the Company to the Selling Security Holder pursuant to the terms of the Registration Rights Agreement, will be validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
     This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to any and all reference to us in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ BLANK ROME LLP